Exhibit 10.4

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of November 10, 2021 (this “Agreement”), by and among Crown PropTech Acquisitions, a Cayman Islands exempted company (“CPTK”) EMBUIA LLC, a Nevada limited liability company (the “Key Company Stockholder”), DBV Investments, L.P., a Delaware limited partnership (“DBV”) and Egis Security Fund II, L.P., a Delaware limited partnership (“Egis” and, together with the Key Company Stockholder and DBV, the “Stockholders”), each in their capacity as a stockholder of Brivo, Inc., a Nevada corporation (the “Company”).

WHEREAS, CPTK, Crown PropTech Merger Sub I Corp., a Delaware corporation (“Merger Sub I”), Crown PropTech Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”) and the Company propose to enter into, simultaneously herewith, a business combination agreement substantially in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub I will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as the surviving corporation (the “Surviving Corporation”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as the surviving company; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement, collectively, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.      Agreement to Vote.

(a)           Subject to the early termination of this Agreement in accordance with Section 6, from and after the execution and delivery of the Written Consent by all Stockholders, each Stockholder, severally and not jointly, hereby agrees as follows: (i) to cause and to be present for purposes of a quorum and to vote at any meeting of the stockholders of the Company, and to vote in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours after the Company or CPTK requests such delivery), all of such Stockholder’s Shares held by such Stockholder at such time (A) in favor of the approval and adoption of the BCA and approval of the Mergers and all other transactions contemplated by the BCA (including but not limited to approval of the Conversion of the Company Preferred Stock held by such Stockholder into Company Common Stock subject to the occurrence of, and effective immediately prior to, the Effective Time) and (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA, that is to support a transaction as an alternative to the transactions contemplated by the BCA or that would reasonably be expected to result in the failure of the Mergers to be consummated; and (ii) to cause to be present for purposes of a quorum and to vote at any meeting of the holders of the Company Preferred Stock, and to vote in any action by written consent of the holders of the Company Preferred Stock (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours after the Company or CPTK requests such delivery), all of such Stockholder’s shares of the Company Preferred Stock held by such Stockholder at such time in favor of the approval of the Conversion of such Company Preferred Stock into Company Common Stock (subject to the occurrence of, and effective immediately prior to, the Effective Time) as contemplated by Section 3.01(b) of the BCA. Each Stockholder acknowledges receipt and review of a copy of the BCA. For the avoidance of doubt, nothing herein requires any Stockholder to execute or deliver the Written Consent and the obligations in this Section 1(a) and Section 7(k) will not be effective until the Written Consent has been executed and delivered by all of the Stockholders.

(b)           Solely with respect to itself and not any other person, each Stockholder hereby covenants, undertakes and agrees, from time to time, until the termination of this Agreement in accordance with its terms, (i) (x) not to exercise any dissent rights in respect of any transaction contemplated by the BCA and (y) not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the BCA or the consummation of any transaction contemplated by the BCA, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the BCA or any transaction contemplated by the BCA.

2.      Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), impose liens on, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Shares, or any right or interest therein, (c) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to the Shares that is inconsistent with this Agreement or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder, but only if (i) such affiliate will transfer such Shares back to the transferor if it shall cease to be an affiliate, (ii) such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement and (iii) the transferor shall be responsible for any breach of this Agreement by such affiliate.

3.      No Solicitation of Transactions. Each Stockholder, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations regarding, any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal in violation of Section 7.05 of the BCA. Each Stockholder shall, and shall direct its respective representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal (other than the transactions contemplated by the BCA) to the extent required by the applicable provisions of the BCA. Each Stockholder may respond to any unsolicited proposal regarding a Company Acquisition Proposal by indicating that the Company is subject to an exclusivity agreement and that such Stockholder is unable to provide any non-public information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Acquisition Proposal for as long as the BCA remains in effect.

Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder shall be responsible, in its capacity as a stockholder of the Company, for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors, employees and professional advisors (each in their capacity as such) of the Company, including any such persons that are also officers, directors, employees, representatives, or agents of such Stockholder (the “Company Related Parties”), with respect to any of the matters contemplated by this Section 3, (ii) no Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties with respect to any of the matters contemplated by this Section 3, (iii) any breach by the Company of its obligations under Section 7.05(a) of the BCA shall not be considered a breach of this Section 3 (it being understood that each Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 3) and (iv) to the extent the Company complies with its obligations under Section 7.05 of the BCA and participates in discussions or negotiations with a Person regarding a Company Acquisition Proposal, each Stockholder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company is permitted to do so under Section 7.05 of the BCA.

4.      CPTK Shares. If any Stockholder has, or during the term of this Agreement acquires, record or beneficial ownership of any Class A ordinary shares or Class B ordinary shares of CPTK (all such Class A ordinary shares and Class B ordinary shares of CPTK, the “CPTK Shares”), Sections 1 and 2 of this Agreement will also apply mutatis mutandis to such CPTK Shares, any meeting of holders of CPTK Shares (the “CPTK Shareholders”) relating to the BCA and any related approval by CPTK Shareholders. In addition, to the extent any Stockholder has or acquires CPTK Shares prior to the termination of this Agreement, such Stockholder agrees not to exercise any CPTK Shareholder redemption rights in connection with any transaction contemplated by the BCA.

5.      Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to CPTK as follows:

(a)          The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA, the agreements contemplated by the BCA and restrictions on transfer imposed by applicable securities laws and the Company’s Certificate of Incorporation and bylaws) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b)           As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws and (iii) the Company’s Certificate of Incorporation and bylaws, and as of the date of this Agreement, such Stockholder has the sole power to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c)           Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

6.      Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of each Stockholder under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, none of the parties shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for fraud or any willful breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement but subject to the proviso to the prior sentence.

7.      Miscellaneous.

(a)           Except as otherwise provided herein or in the BCA, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)           All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to CPTK, to it at:

Crown PropTech Acquisitions

667 Madison Avenue

12th Floor

Attention: Richard Chera

Email: rc@crownproptech.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: William L. Taylor; Pedro J. Bermeo

Email: william.taylor@davispolk.com;

    pedro.bermeo@davispolk.com

If to a Stockholder, to the address or email address set forth for such Stockholder on the signature page hereof.

(c)            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)           This Agreement and any other Ancillary Agreement to which a Stockholder is a party (as applicable), constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e)           This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f)            This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto; provided, however, that an amendment, modification or supplement to this Agreement that only affects a particular Stockholder may be entered into by an instrument in writing signed by CPTK and that particular Stockholder.

(g)           The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, and in bond or other security will be required in connection therewith.

(h)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court (or if jurisdiction is not then available in any Delaware Chancery Court then in any other state or federal court in Delaware). The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court (or if jurisdiction is not then available in any Delaware Chancery Court then in any other state or federal court in Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(i)            This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)             Each Stockholder hereby authorizes the Company and CPTK to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and CPTK have provided such Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and CPTK will consider in good faith.

(k)            At the request of CPTK at any time after the execution and delivery of the Written Consent by all Stockholders, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement. Each Stockholder, severally but not jointly and severally, agrees (i) to execute and deliver the Registration Rights and Lock-Up Agreement no later than the Closing and (ii) to accept the consideration be paid to such Stockholder in accordance with Section 4.01(a) of the BCA as the proper consideration payable to such Stockholder in respect of such Stockholder’s Shares (or any Shares received in respect thereof) in the transactions contemplated by the BCA.

(l)            This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, CPTK, Merger Sub I and Merger Sub II.

(m)           Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity.

(n)           Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(n).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Crown PropTech Acquisitions

By:	/s/ Richard Chera

Name: Richard Chera
Title: CEO

[Signature page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMBUIA LLC

By:	/s/ Dean M. Drako

Name: Dean M. Drako
Title: Manager
Address:	3900 S Hualapai Way, Suite 118
Las Vegas, NV 89147

[Signature page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DBV Investments, L.P.

By:	/s/ Marcello Liguori

Name: Marcello Liguori
Title: Vice President
Address:	645 Fifth Ave, 21st Floor
New York, NY 10022-5910

[Signature page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Egis security fund ii, L.P.

By:	/s/ Robert Chefitz

Name: Robert Chefitz
Title: Managing Partner
Address:	35 Beachwood Rd
Suite 2A
Summit, NJ 07901

[Signature page to Stockholder Support Agreement]

EXHIBIT A

Description of Shares

Key Company Stockholder	Number of Shares of Company Class A Common Stock Owned	Number of Shares of Company Class B Common Stock Owned	Number of Shares of Company Series A-1 Preferred Stock Owned	Number of Shares of Company Series A-2 Preferred Stock Owned
Embuia LLC	0	11,000,000	41,000,000	0
DBV Investments, L.P.	0	0	0	9,399,600
Egis Security Fund II, L.P.	0	0	0	3,524,850

EXHIBIT B

Business COMBINATION Agreement